Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 25, 2023, with respect to the financial statements of SEI Exchange Traded Funds, comprised of SEI Enhanced U.S. Large Cap Quality Factor ETF, SEI Enhanced U.S. Large Cap Momentum Factor ETF, SEI Enhanced U.S. Large Cap Value Factor ETF, and SEI Enhanced Low Volatility U.S. Large Cap ETF, as of March 31, 2023, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 28, 2023